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                                                                     Exhibit 5.1

                                November 8, 2001


Uranium Resources Inc.
650 South Edmonds, Suite 108
Lewisville, TX  75067

Gentlemen:

         We have acted as counsel for Uranium Resources, Inc. (the "Company") in connection with the registration under the Securities Act of 1933 (the "Act") on From SB-2 of the resale of 43,354,839 shares of the Company's Common Stock, $0.001 Par Value (the "Shares"). The Registration Statement on Form SB-2 and exhibits thereto filed with the Securities and Exchange Commission under the Act are referred to herein as the "Registration Statement."

         We have examined the Certificate of Incorporation of the Company, the Bylaws of the Company, the Minutes of the Board of Directors and Resolutions of Shareholders of the Company, the applicable laws of the State of Delaware and a copy of the Registration Statement.

         Based on the foregong, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have ben duly authorized, validly issued and are fully paid and nonassessable.

         We hereby consent to the use of this opinion as part of the Registration Statement.

                                       Very truly yours,



                                       /s/ BAKER & HOSTETLER LLP


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